Exhibit 99.1

P R E S S R E L E A S E

FOR IMMEDIATE RELEASE

WESTWOOD ONE AND CBS RADIO SIGN LETTER OF INTENT
TO EXTEND DISTRIBUTION AND
PROGRAMMING ARRANGEMENTS THROUGH 2017

New York, NY – April 12, 2007 – Westwood One, Inc. (NYSE: WON) announced today that it has entered into a non-binding letter of intent with CBS Radio, Inc. for the modification and extension of the agreements between Westwood One and CBS Radio. Westwood One’s Management Agreement, Representation Agreement and other related programming agreements and arrangements with CBS Radio are scheduled to expire on March 31, 2009.

“Extending our distribution and programming agreements with CBS Radio delivers Westwood One several key benefits — long term distribution on major market radio stations, programming rights from a top radio broadcaster and station compensation tied directly to audience delivery,” said Peter Kosann, Westwood One President and CEO. “Once finalized and approved by shareholders, Westwood One will continue to stand as a leading audio entertainment provider, ready to pursue new opportunities in both traditional and digital media.”

The letter of intent includes the following terms, which will become effective upon the execution of definitive documentation and the approvals set forth herein:

•
Distribution: New agreements will provide that CBS Radio will distribute the same level of Westwood One commercial inventory as it currently distributes through March 31, 2017, subject to certain adjustments.

•	Programming: The News Programming Agreement providing Westwood One with the exclusive national syndication rights to CBS Radio News will continue through March 31, 2017.

•
Compensation: Westwood One’s compensation to CBS Radio for distribution and programming will continue on similar current economic terms with an agreed-to annual increase in potential compensation payments to CBS Radio. Compensation provided to CBS Radio for distribution of Westwood One Network Division commercial inventory will be tied to audience delivery and commercial inventory clearance by CBS Radio.

•
Management: The Management Agreement, Representation Agreement and Registration Rights Agreement between Westwood One and CBS Radio will terminate. Westwood One will manage its business directly and separate from CBS Radio, and employ all Westwood One officers. The provisions of the Management Agreement providing Westwood with (i) a right of first refusal to syndicate CBS Radio programming will continue through the term of the new agreements and (ii) certain non-competition and non-solicitation rights will continue through March 31, 2010 and 2012, respectively.

•	Equity/Securities: Westwood One will retire the warrants held by CBS Radio in Westwood One. CBS Radio will agree to a standstill on the sale of Westwood One securities until December 31, 2007.

•	Definitive Documentation: The parties intend to endeavor to complete and execute the new agreements by May 15, 2007.

Consummation of this transaction with CBS Radio will require successful negotiation and execution of definitive documentation and the approval of the Board of Directors of Westwood One and Westwood One stockholders by affirmative vote of the majority of the shares of common stock and Class B stock, voting together, which are not owned by CBS Radio or its affiliates. There can be no assurance that this transaction will be completed, on the terms contained in the letter of intent or otherwise, or that the required approvals will be obtained.

At this time, the Strategic Review Committee of the Board of Directors of Westwood One will continue to negotiate and work towards finalizing the new definitive agreements with CBS Radio Inc. UBS Investment Bank is acting as financial advisor to the Strategic Review Committee.

The Company does not intend to comment further publicly with respect to this transaction except to the extent required by law.

Copies of the Company’s existing agreements with CBS Radio, including the Management Agreement, Representation Agreement and Registration Rights Agreement, have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and are publicly available on the SEC’s website.

About Westwood One

Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features and live events. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by CBS Radio. For more information please visit www.westwoodone.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One, Inc. currently does business (both generally and relative to the broadcasting industry); advertiser spending patterns, including the notion that orders are being placed in close proximity to air, limiting visibility of demand; changes in the level of competition for advertising dollars; significant modifications to the Company’s agreements with CBS Corporation; technological changes and innovations; fluctuations in programming costs; shifts in population and other demographics; changes in labor conditions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K for the year ending December 31, 2006. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

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Contact:
Andrew Zaref
212-373-5311